Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES 47.5% SALES GROWTH

FOR THE FIRST QUARTER ENDED MARCH 31, 2020

AND PROVIDES UPDATE ON PERSONAL PROTECTIVE EQUIPMENT ORDERS

EPS increases over 300% to $0.39 per diluted share for the quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Revenue for the first quarter of 2020 increased 47.5% to $18.2 million, compared to $12.3 million for the first quarter of 2019.
●	Net income for the first quarter of 2020 increased 338.6% to $5.3 million, compared to $1.2 million for the first quarter of 2019.
●	Earnings per share for the first quarter of 2020 increased to $0.39 per diluted share, compared $0.09 per diluted share for the first quarter of 2019.

Nogales, Arizona – May 6, 2020 – Alpha Pro Tech, Ltd. (NYSE American: APT) (the “Company”), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2020 and provided an update on personal protective equipment (“PPE”) orders resulting from the COVID-19 pandemic.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The unprecedented surge in demand for our personal protective equipment, otherwise known as PPE, resulting from the outbreak of the coronavirus, COVID-19, particularly our N-95 Particulate Respirator face mask and face shields, drove quarterly sales and significantly higher gross profit for the first quarter. We are incredibly proud of our employees and their ability to adjust and respond to evolving circumstances and to successfully navigate industry changes and macro-economic cycles in these unprecedented times. Our initial response to the tremendous spike in demand for our N-95 face masks, which are 100% sourced and manufactured in the United States, was quick and demonstrates our continued commitment to navigating an ever-changing landscape. We are working diligently to expand production capacity of our N-95 face mask and our face shields in order to meet the extreme demand for these products.”

Hoffman continued, “A major focus for us during much of the first quarter has been the continued safety and well-being of our employees in light of COVID-19. The majority of the products that we manufacture are deemed essential by the various jurisdictions in which we operate. We have implemented significant protective measures throughout our facilities, including travel and visitor restrictions, work from home policies, employee screenings, social distancing and use of face coverings, as we continue to service our customers. While this remains a fluid situation, as of today, we are pleased to report that all of our U.S. manufacturing sites are operating, with the majority of them at or above normal production rates. I want to say thank you to the manufacturing employees who continue to come to work each day with dedication to our Company and our customers.”

Hoffman added, “Our proven business model and the solid margin profile of our products are driving strong operating cash flows that are further strengthening our balance sheet and enabling us to self-fund growth through additional investment in production capabilities. Diligent management of our balance sheet, including asset utilization and capital structure, has been a cornerstone of our philosophy towards operating and growing our business and affords us the ability to weather economic cycles and deploy assets opportunistically to meet market demands.”

“In addition to the growth of our PPE, we are encouraged by the 16% growth for the first quarter in the Building Supply segment, although we expect growth for the remainder of the year to be tempered by the current health crisis and consequential economic slowdown,” said Hoffman.

Update on Personal Protective Equipment Orders Resulting from COVID-19 Pandemic

The Company has experienced a significant surge in customer demand for its proprietary N-95 Particulate Respirator face mask (the “N-95 face mask”) product, face shield products and other PPE products as a result of COVID-19 pandemic.

As of May 1, 2020, the Company has booked approximately $46.8 million in orders for the Company’s N-95 face mask since January 27, 2020, which includes a recently received order of $7.2 million for N-95 face masks and an additional $2.3 million for surgical masks. The Company fulfilled approximately $3.7 million of the orders in the first quarter of 2020, which was slightly below the previously estimated forecast of $4.0 million, primarily as a result of delays at the Company’s manufacturing facility in Utah following an earthquake in March. The Utah facility has returned to normal operations. At this time, the Company expects the remaining backlog of N-95 face mask orders with request dates in 2020 to be fulfilled by the end of the year. Approximately 8% of booked orders have request dates in 2021.

The Company is nearing completion of its phase 1 ramp up plan on N-95 face mask production and is in the process of preparing for a phase 2 expansion that will involve building additional proprietary N-95 Particulate Respiratory face mask production lines to further increase capacity. The phase 2 expansion is expected to be operational by late summer 2020. The fulfillment forecast described above does not take into account increased production capacity from the phase 2 ramp up plan.

The Company has also seen a significant increase in orders of its face shield products since January 27, 2020, with orders totaling over $13.3 million as of May 1, 2020. Approximately $1.3 million of face shield orders (net of rebates) were fulfilled in the first quarter of 2020. At this time, the Company expects the remaining backlog of face shield orders with request dates in 2020 to be fulfilled by the end of the year. Approximately 14% of booked orders have request dates in 2021.

The Company’s disposable protective apparel garments, which include coveralls, gowns, lab coats, shoecovers and bouffant caps, have also seen continued increase in demand, which primarily began in early March. The Company remains committed to allocating the necessary resources and procuring the necessary raw materials in an effort to meet the unprecedented demand for these PPE products, although the Company’s joint venture in India that manufacturers the disposable protective garment lines remains under a country-wide, government mandated closure that started in late March and now has been extended through May 18. The Company has alternative manufacturers that may be pursued, but the joint venture has historically been the primary supply source for these products. Customer demand for disposable protective garments remains strong, but the Company does expect at least some short-term impact on sales as a result of the India mandated closure, which could impact order fulfillment and revenue growth. In addition, the COVID-19 pandemic may create other issues in the Company’s supply chain and in its ability to deliver products to customers, especially outside the U.S.

Net sales

Consolidated sales for the first quarter of 2020 were $18.2 million, compared to $12.3 million for the first quarter of 2019, an increase of $5.9 million or 47.5%, reflecting increased sales in the Disposable Protective Apparel segment of $4.8 million and increased sales in the Building Supply segment of $1.1 million.

Sales for the Disposable Protective Apparel segment (including disposable protective garments, face masks and face shields) increased by $4.8 million, or 82.5%, to $10.6 million, compared to $5.8 million for the same period of 2019. This segment increase was due to a $3.7 million, or 419.3%, increase in sales of face masks, a $0.9 million, or 235.3%, increase in sales of face shields and a 5.1%, increase in sales of disposable protective garments. The increase in face mask sales, attributable to increased sales of the Company’s N-95 face mask, and the increase in face shield sales was due increased demand resulting from the COVID-19 pandemic. Sales of disposable protective garments in the first quarter of 2020 were at a record 10-year high.

Building Supply segment sales increased by $1.1 million, or 16.3%, to $7.6 million for the first quarter of 2020, compared to $6.5 million for the same period of 2019. This segment increase was primarily due to a 14.4% increase in sales of the Company’s core building products, including an increase in sales of synthetic roof underlayment of 12.1% and an increase in sales of housewrap of 20.0%. Sales of other woven material increased by 26.4% compared to the same period of 2019.

The increase in sales of the Company’s synthetic roof underlayment was attributable to the expansion of program purchases, particularly the Company’s TECHNO family of spunbond based (SB) products. Housewrap sales also experienced significant growth as the Company expanded its distribution reach with the additional accessory items, such as seam tape and window flashings, which have been added to the system sell. The Company has experienced an overall increase in market share due to its ability to shorten lead times with the Company’s United States-based manufacturing and due to its vertical integration as a result of the Company’s joint venture. Sales of other woven material increased as a result of the Company’s largest customer in this category increasing its order volume.

The Company expects continued growth in this market segment longer term but does anticipate a softer market as a result of the COVID-19 pandemic.

Gross profit

Gross profit for the first quarter of 2020 increased by 78.1% to $8.6 million, or 47.1% gross profit margin, compared to $4.8 million, or 38.0% gross profit margin, for the same period of 2019. Gross profit margin was positively affected by the significant change in product mix, with a surge in customer demand in light of the COVID-19 pandemic for face masks, in particular the N-95 Particulate Respirator face mask, and face shields, which generally have a higher gross profit margin than the Company’s other products. The Company expects these higher gross profit margin products to be in high demand for at least the rest of 2020.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $427,000, or 11.6%, to $4.1 million for the three months ended March 31, 2020, compared to $3.7 million in the same period last year. As a percentage of net sales, selling, general and administrative expenses decreased to 22.6% in the first quarter of 2020, compared to 29.9% for the same period of 2019. The increase in selling, general and administrative expenses was primarily the result of increased employee compensation for both the Building Supply and Disposable Protective Apparel segments, increased professional fees, increased accrued bonuses and increased payroll taxes, partially offset by decreased trade show expenses. The Company expects to continue to experience higher levels of operating expenses as production capacity is expanded.

Income from Operations

Income from operations increased by $3.3 million, or 326.1%, to $4.3 million in the first quarter of 2020, compared to $1.0 million for the same period last year. The increased income from operations was primarily due to an increase in gross profit of $3.8 million, partially offset by an increase in selling, general and administrative expenses of $427,000 and an increase in depreciation and amortization expense of $55,000. Income from operations as a percentage of net sales for the three months ended March 31, 2020 was 23.5%, compared to 8.1% for the same period of 2019.

Provision for Income Taxes

The provision for income taxes for the three months ended March 31, 2020 was a tax benefit of $1.0 million, compared to a tax provision of $243,000 for the same period of 2019. The provision for income taxes consisted of an estimated nonrecurring tax benefit of $2.0 million in the first quarter of 2020 as a result of the exercise of certain stock options, partially offset by tax expense of an estimated $1.0 million.

Net Income

Net income for the first quarter of 2020 was a quarterly record of $5.3 million, compared to $1.2 million for the same period of 2019, an increase of $4.1 million, or 338.6%. As mentioned above, a tax benefit from stock options exercised positively impacted net income in the first quarter of 2020. Net income as a percentage of net sales for the first quarter of 2020 was 29.4%, compared to 9.9% for the first quarter of 2019.

Basic earnings per common share for the first quarters of 2020 and 2019 were $0.41 and $0.09, respectively. Diluted earnings per common share for the first quarters of 2020 and 2019 were $0.39 and $0.09, respectively.

Balance Sheet

As of March 31, 2020, the Company had cash of $17.4 million, compared to $6.5 million as of December 31, 2019. The increase in cash was from cash provided by operating activities of $9.3 million, primarily prepayments on future PPE sales, and cash provided by financing activities of $1.7 million, primarily proceeds from the exercise of stock options by Company employees, which were partially offset by cash used in investing activities of $241,000 for the purchase of property and equipment, primarily in the Building Supply segment. The Company ended the first quarter of 2020 with working capital of $31.6 million and a current ratio (current assets/current liabilities) of 4:1.

Inventory decreased by $155,000, or 1.4%, to $11.1 million as of March 31, 2020, down from $11.3 million as of December 31, 2019. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $269,000, or 4.8%, partially offset by an increase in inventory for the Building Supply segment of $114,000, or 2.0%, to $5.8 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended March 31, 2020, we repurchased 35,100 shares of common stock at a cost of $125,000, bringing the program total to 17,922,917 shares of common stock repurchased at a cost of $35.5 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility, which is due to be renewed in May 2020. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019 (1)
Assets
Current assets:
Cash and cash equivalents	$17,365,000	$6,548,000
Investments	228,000	335,000
Accounts receivable, net of allowance for doubtful accounts of $53,000 as of March 31, 2020 and December 31, 2019	7,362,000	3,568,000
Accounts receivable, related party	916,000	724,000
Inventories	11,148,000	11,303,000
Right-of-use assets	906,000	898,000
Prepaid expenses	4,237,000	3,587,000
Total current assets	42,162,000	26,963,000

Property and equipment, net	4,050,000	3,943,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	10,000	11,000
Right-of-use assets, net of current portion	2,048,000	2,280,000
Equity investment in unconsolidated affiliate	4,926,000	4,839,000
Total assets	$53,251,000	$38,091,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,727,000	$501,000
Accrued liabilities	764,000	920,000
Customer advance payments of orders	7,161,000	-
Lease liabilities	886,000	882,000
Total current liabilities	10,538,000	2,303,000

Lease liabilities, net of current portion	2,113,000	2,337,000
Deferred income tax liabilities, net	224,000	224,000
Total liabilities	12,875,000	4,864,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,563,012 and 13,502,684 shares outstanding as of March 31, 2020 and December 31, 2019, respectively	136,000	129,000
Additional paid-in capital	2,508,000	708,000
Retained earnings	37,732,000	32,390,000
Total shareholders' equity	40,376,000	33,227,000
Total liabilities and shareholders' equity	$53,251,000	$38,091,000

1)	The condensed consolidated balance sheet as of December 31, 2019 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income

	For the Three Months Ended
	March 31,
	2020	2019

Net sales	$18,154,000	$12,304,000

Cost of goods sold, excluding depreciation and amortization	9,600,000	7,500,000
Gross profit	8,554,000	4,804,000

Operating expenses:
Selling, general and administrative	4,102,000	3,675,000
Depreciation and amortization	182,000	127,000
Total operating expenses	4,284,000	3,802,000

Income from operations	4,270,000	1,002,000

Other income (loss):
Equity in income of unconsolidated affiliate	87,000	277,000
Gain (loss) on marketable securities	(59,000)	170,000
Interest income, net	16,000	12,000
Total other income	44,000	459,000

Income before provision (benefit) for income taxes	4,314,000	1,461,000

Provision (benefit) for income taxes	(1,028,000)	243,000

Net income	$5,342,000	$1,218,000

Basic earnings per common share	$0.41	$0.09

Diluted earnings per common share	$0.39	$0.09

Basic weighted average common shares outstanding	13,121,867	13,391,992

Diluted weighted average common shares outstanding	13,664,710	13,469,497